REPORT OF CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors and Stockholders
    Hosoi Garden Mortuary, Inc.


We have audited the accompanying balance sheets of

HOSOI GARDEN MORTUARY, INC.

as of May 31, 1999 and 1998, and the related statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Garden Life
Plan, Ltd., (a 50% owned subsidiary accounted for by the equity method of accounting) for its years ended
May 31, 1999 and 1998, which accounts 30.0% and 23.8% of total assets and 77.2% and 86.8% of net income in 1999 and 1998, respectively. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included in the Company's equity in the underlying net assets and its equity in the earnings of the subsidiary is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Hosoi Garden Mortuary, Inc.
as of May 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ENDO & COMPANY
Honolulu, Hawaii
August 5, 1999

HOSOI GARDEN MORTUARY, INC.

BALANCE SHEETS
_ _ _ _ _ _ _ _ _ _ _ _

May 31, 1999 and 1998



                                                              1998
                                                              As restated
                                               1999           (See Note 18)
A S S E T S

CURRENT ASSETS
  Cash and cash equivalents (Notes 1 and 4)    $   928,162    $   498,871
  Available-for-sale securities, at market
     (Notes 1 and 5)                               847,718        773,464
  Accounts receivable, less allowance
     of $62,710 and $78,740                        321,453        274,788
  Income tax receivable                             29,017        255,749
  Dividend receivable (Note 2)                           -        750,000
  Inventories (Note 1)                             143,974        149,268
  Prepaid expenses and others                       58,865          64,787
  Deferred income taxes (Note 6)                    33,954          43,588

          TOTAL CURRENT ASSETS                   2,363,143       2,810,515

INVESTMENTS
  Garden Life Plan, Ltd. (Notes 1, 2 and 18)     2,090,156       1,649,722
  Woolsey-Hosoi Mortuary Services, LLC              22,345               -
  Cemetery plots                                     1,350           1,350
  Held-to-maturity securities, at cost
    (Notes 1 and 5)                                888,931         842,656

                                                 3,002,782       2,493,728
PROPERTY AND EQUIPMENT, at cost, less
 accumulated depreciation (Notes 1 and 7)        1,506,092       1,524,560

OTHER ASSETS                                       101,885         103,921

          TOTAL ASSETS                         $ 6,973,902    $  6,932,724

L I A B I L I T I E S
CURRENT LIABILITIES
  Accounts payable (Note 7)                    $   259,971    $    285,445
  Accrued liabilities (Note 9)                     131,716         135,484

          TOTAL CURRENT LIABILITIES                391,687         420,929

DEFERRED INCOME TAXES (Note 6)                     169,443         172,248

S T O C K H O L D E R S '  E Q U I T Y
CAPITAL CONTRIBUTED (Note 11)
  Common stock, par value $.20 per share;
    authorized 3,625,000 shares, issued
    2,187,140 shares                               437,428         437,428
  Less 288,814 and 218,542 reacquired shares       (57,983)        (43,928)

          TOTAL CAPITAL CONTRIBUTED                379,445         393,500

RETAINED EARNINGS                                6,030,181       5,961,335

ACCUMULATED OTHER COMPREHENSIVE INCOME
  net of applicable deferred income taxes
  (Notes 1 and 4)                                   84,428          65,994

TREASURY STOCK, 223,785 shares, at cost
  (Note 10)                                        (81,282)        (81,282)

          TOTAL STOCKHOLDERS' EQUITY             6,412,772       6,339,547

          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                 $ 6,973,902    $  6,932,724

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998

                                                              1998
                                                              As restated
                                               1999           (See Note 18)
Revenues
  Sale of urns and other items                 $   703,411    $    742,913
  Funeral services                               2,043,890       1,921,575

          Total revenues                         2,747,301       2,664,488

Cost of sales and services                       2,053,315       2,100,550

          Gross profit                             693,986         563,938

Selling, general and administrative expenses
  Salaries and wages                               249,249         241,684
  Profit sharing and pension fund
     contributions (Note 12)                        66,816          66,560
  Professional services                            200,072         241,057
  Taxes and licenses                                27,309          26,513
  Advertising                                       24,645          37,071
  Others                                            92,035          98,038

          Total selling, general and
            administrative expenses                660,126         710,923

          Operating income (loss)                   33,860        (146,985)

Other income and (expenses)
  Interest, dividends, and others (Note 14)        178,788         278,881
  Interest and others                               (1,643)           (502)

          Total other income and (expenses)        177,145         278,379

Income before income taxes and equity in
  earnings of Garden Life Plan, Ltd.               211,005         131,394

Income taxes (Note 10)                              91,554          38,781

          Income before equity in earnings
            of Garden Life Plan, Ltd.              119,451          92,613

Equity in earnings of Garden Life Plan, Ltd.,
  net of deferred taxes of $35,199 and
  $33,553 (Notes 2 and 5)                          405,235         608,171

          Net income                               524,686         700,784

Other comprehensive income, net of taxes
  Net unrealized gains on available-for-sale
  securities                                        18,434          18,996

          Comprehensive income                 $   543,120    $    719,780

Average number of shares common stock
  outstanding                                    1,722,441       1,753,998

Earnings per common share (Note 1)             $       .30    $        .40

Dividends per common share                     $       .10    $        .10

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



                                          Accumulated
                      Capital             Other Com-
                      Contri-  Retained   prehensive  Treasury
                      buted    Earnings   Income      Stock     Total
Balance, May 31,
 1997, as previously
 reported             $399,989 $5,366,712 $46,998     $(81,282) $5,732,417
   Adjustment for
    Earnings in
    Equity of Garden
    Life Plan, Ltd,
    net of taxes
    (Note 18)            -        193,208    -            -        193,208

Balance, May 31,
 1997, as restated    399,989   5,559,920  46,998      (81,282)  5,925,625

   Net income            -        700,784    -            -        700,784

   Common stock
    reacquired         (6,489)   (123,800)   -            -       (130,289)

  Cash dividends
   paid, $.10 per
   share                 -       (175,569)   -            -       (175,569)

  Increase in net
   unrealized gains
   on available-for-
   sale securities,
   net of taxes          -           -     18,996         -         18,996

Balance, May 31,
 1998                 393,500   5,961,335  65,994      (81,282)  6,339,547

  Net income                      524,686    -            -        524,686

  Common stock
   reacquired         (14,055)   (282,352)   -            -       (296,407)

  Cash dividends
   paid, $.10 per
   share                 -       (173,488)   -            -       (173,488)

  Increase in net
   unrealized gains
   on available-for-
   sale securities,
   net of taxes          -           -     18,434         -         18,434

Balance, May 31,
 1999                $379,445  $6,030,181 $84,428     $(81,282) $6,412,772

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF CASH FLOWS
_ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998

                                                              1998
                                                              As restated
                                               1999           (See Note 18)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                   $   524,686    $    700,784
    Adjustments to reconcile net income to
     net cash and cash equivalents provided
     by (used in) operating activities:
       Depreciation                                 64,053          67,340
       Realized gain on sale of investment
        securities, net                            (14,445)       (104,819)
       Increase in allowance for doubtful
        accounts                                   (16,030)          9,016
       Undistributed earnings of affiliate        (440,434)        108,276
       Partnership income                           (7,345)           -
       Cash value of life insurance policies          -             (3,210)
       Deferred income taxes                        (4,456)        122,096
  (Increase) decrease in certain assets
    Accounts receivable                            (30,635)         19,298
    Income tax receivable                          226,732        (255,749)
    Dividend receivable                            750,000        (750,000)
    Inventories                                      5,294         (12,322)
    Prepaid expenses and other                       5,922            (334)
  (Decrease) increase in certain liabilities
    Accounts payable                               (25,474)        (67,244)
    Accrued liabilities                             (3,768)       (233,715)
    Income taxes payable                              -            (76,716)

          NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES                  1,034,100        (477,299)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment               (45,585)        (39,952)
  Redemption of life insurance policy                 -             27,284
  Proceeds from sale of investment securities    1,584,108       4,363,649
  Increase in investment securities             (1,660,473)     (3,842,237)
  Investment in Woolsey-Hosoi Mortuary
   Services, LLC                                   (15,000)           -
  Increase in cash value of life insurance
   policies                                          2,036          (2,811)

          NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES                   (134,914)        505,933

CASH FLOWS FROM FINANCING ACTIVITIES:
  Shares reacquired                               (296,407)       (130,289)
  Cash dividends paid                             (173,488)       (175,569)

          NET CASH USED IN FINANCING
           ACTIVITIES                             (469,895)       (305,858)

          NET INCREASE (DECREASE)                  429,291        (277,224)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR     498,871         776,095

CASH AND CASH EQUIVALENTS AT END OF YEAR       $   928,162    $    498,871

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(1)  Summary of significant accounting policies

Line of business - The Company is engaged in one line of business that consists principally of providing mortuary services in the State of Hawaii on the island of Oahu.

The significant accounting policies followed by the Company are summarized below.

Fair value of financial instruments - The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturities of these instruments. The fair value of current and non-current marketable securities and long-term debt were estimated based on quotes obtained from brokers for those or similar instruments. The fair value for long-term investments were estimated based on quoted market price at year end.

Cash and cash equivalents - For purpose of the statements of cash flows, cash equivalents includes certificates of deposit, money market accounts and highly liquid debt instruments with maturities of three months or less at the date of acquisition.

Investment securities - Management determines the appropriate classification of securities at the time of purchase. These investments are classified in three categories and accounted for as follows:

    .Debt securities that the company intends to hold to maturity are classified as SECURITIES
     HELD TO MATURITY and reported at cost.

    .Debt and equity securities that are purchased and held for the purpose of selling in the near term are classified as TRADING SECURITIES and reported at fair value, with unrealized gains and losses included in income.

    .Debt and equity securities not classified as SECURITIES HELD TO MATURITY or TRADING
     SECURITIES are classified as SECURIITES
     AVAILABLE FOR SALE and reported at fair value, with unrealized gains and losses included in other comprehensive income. SECURITIES
     AVAILABLE FOR SALE will be used as part of the Company's asset management strategy and may be sold in response to changes in market values or the need for capital.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(1)  Summary of significant accounting policies
     (continued)

Investment in Garden Life Plan, Ltd. - The Company accounts for its investment in Garden Life Plan, Ltd.
(a 50% owned Company) by the equity method of accounting. The equity in earnings of Garden Life
Plan, Ltd., reflected on the statements of income, includes the pro rata share of the earnings of Garden Life Plan, Ltd., net of income taxes applicable to such earnings, for its years ended May
31, 1999 and 1998.

Inventories - Inventories of caskets and urns are stated at the lower of cost or market. Cost is determined substantially by the first-in, first-out method and market is based on replacement cost or realizable value.

Property and equipment - Land, buildings and equipment are carried at cost. Depreciation is computed using the declining-balance and straight-line methods.
Maintenance and repairs are charged to income as incurred. Major renewals and betterments are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts, the proceeds applied thereto, and any resulting gain or loss is reflected in income.

Compensated absences - Full-time employees of the Company are entitled to paid vacations and sick days. Unused vacation and sick leave are reflected in accrued liabilities.

Earnings per common share - Earnings per common share has been computed by dividing net income by the weighted average number of common shares outstanding.

Revenue and cost recognition - Revenues from at-need funeral services and pre-need funeral plan services are recognized upon completion of the final funeral ceremony. Revenues from at-need funeral services include professional service revenues which are included in FUNERAL SERVICES and sales of caskets, urns and other items which are included in SALE OF
URNS AND OTHER ITEMS. Revenues from pre-need services, which accounted for approximately 33.5% and 27.7% of funeral service revenues in 1999 and 1998, respectively, are accounted for in FUNERAL SERVICES since these plans are sold inclusive of the merchandise selected.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998


(1)  Summary of significant accounting policies
     (continued)

Cost of sales and services includes all direct cost, including merchandise, labor and other related cost and indirect cost such as insurance, depreciation, supplies and indirect labor costs, related to the performance and completion of at-need and pre-need funeral services.

Advertising - The Company follows the policy of charging the costs of advertising to operations as incurred.

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting
Standards (SFAS) 109, ACCOUNTING FOR INCOME TAXES, these deferred taxes are measured by applying currently enacted tax laws.

Comprehensive income - In the year ended May 31,
1999, the Company adopted Statement of Financial
Accounting Standards No. 130, REPORTING
COMPREHENSIVE INCOME, which requires that unrealized gains and losses on available-for-sale securities be included in other comprehensive income.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Actual results could differ from those estimates.

Reclassification - Certain amounts in 1998 have been reclassified to conform with the 1999 presentation.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(2)  Garden Life Plan, Ltd.

Investment in Garden Life Plan, Ltd. (GLP) represents the Company's 50% share in the underlying equity in the net assets, accounted for under the equity method of accounting for investments in common stock, of Garden Life Plan, Ltd., a Hawaii corporation engaged in the sales of pre-need funeral plans which are serviced solely by the Company.

All payments received from the sale of pre-need funeral plans up to an amount equal to 30% of the total price plus any sales tax or other charges are retained by GLP as its compensation. The balance is deposited with Hawaiian Trust Company, Limited
(Trust) to be held in trust. GLP is entitled to all earnings from funds held in trust which earnings amounted to $1,508,657 and $2,136,577 for the years ended May 31, 1999 and 1998, respectively. The assets of the Trust are not included in the financial statements of the Company nor GLP.

Audited financial statements of this subsidiary as of May 31, 1999 and 1998 showed the following summarized financial position and results of operations.


                                                              1998 (As
                                               1999           restated)
Total assets                                   $ 6,129,660    $ 6,981,992
Total liabilities                                1,179,107      2,959,262

Total stockholders' equity                     $ 4,950,553    $ 4,022,730

Total revenue                                  $   439,573    $   617,214

Operating loss                                 $  (131,566)   $   (84,329)

Other income-trust fund income                 $ 1,508,657    $ 2,136,577

Net income                                     $   880,869    $ 1,283,447


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(2)  Garden Life Plan, Ltd. (continued)

INVESTMENT IN GARDEN LIFE PLAN, LTD. as of May 31,
1999 and 1998 is accounted for as follows:


                                               1999           1998
Stockholders' equity of Garden
  Life Plan, Ltd.                              $ 4,950,553    $ 4,022,730

Less: Accumulated other
  comprehensive income                            (770,246)      (723,292)

                                                 4,180,307      3,299,438

     Equity ownership                                   50%            50%

                                                 2,090,154      1,649,719
     Rounding                                            2              3

Total investment in Garden Life
  Plan, Ltd.                                   $ 2,090,156    $ 1,649,722

Cash dividend declared and paid subsequent to May 31, 1998, by Garden Life Plan, Ltd., is recorded as dividend receivable in the amount of $750,000 as of May 31, 1998.


(3)Related party transactions

On July 7, 1998, the Company in partnership with
Woolsey Funeral & Cemetery Services, Inc. formed
Woolsey-Hosoi Mortuary Services, LLC (Woolsey-Hosoi), a limited liability company, to provide funeral services to market sectors not previously serviced by the Company. The Company's initial capital contribution in Woolsey-Hosoi was $15,000.

The Company provides Woolsey-Hosoi with embalming services, assistance with funeral arrangements, use of its facilities and related charges. Revenues from services provided to Woolsey-Hosoi is reflected in net sales and services which amounted to $18,236 for the year ended May 31, 1999.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(4)  Cash and cash equivalents

Cash and cash equivalents consist of the following:


                                               1999           1998

Cash on hand                                   $       500    $       500
Checking accounts                                  153,084         76,480
Savings accounts                                   673,069        316,313
Short-term investments                             101,509        105,578

   Total cash and cash equivalents             $   928,162    $   498,871



(5)  Investment securities

As of May 31, 1999 and 1998, the Company held investments in the following types of securities:

                        Gross        Gross        Gross
                        Amortized    Unrealized   Unrealized   Fair
                        Cost         Gain         Loss         Value
May 31, 1999

Available-for-sale
  Equity securities     $   87,975   $   30,962   $    3,841   $  115,096

  Mutual funds             623,628      109,996        1,002      732,622

                           711,603      140,958        4,843      847,718

Held-to-maturity
  U.S. Treasury bills      888,931          504        3,711      885,724

       Totals           $1,600,534   $  141,462   $    8,554   $1,733,442


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(5)  Investment securities (continued)

                        Gross        Gross        Gross
                        Amortized    Unrealized   Unrealized   Fair
                        Cost         Gain         Loss         Value
May 31, 1998

Available-for-sale

  Equity securities     $   74,346   $   41,132   $    1,760   $  113,718
  Mutual funds             592,721       67,128          103      659,746

                           667,067      108,260        1,863      773,464
Held-to-maturity
  U.S. Treasury bills      842,656          850        5,148      838,358

       Totals           $1,509,723   $  109,110   $    7,011   $1,611,822


The maturities of all debt securities held at May 31, 1999 were as follows:

                         Available for Sale        Held to Maturity
                        Amortized    Market       Amortized    Market
                        Cost         Value        Cost         Value

Within 1 year           $     -      $     -      $  779,601   $ 778,332

After 1 year
  through 5 years             -            -          61,229      60,161

After 5 years                 -            -          48,101      47,231

                        $     -      $     -      $  888,931   $ 885,724


During the year ended May 31, 1999, the Company sold
SECURITIES AVAILABLE-FOR-SALE for $1,584,108. The net gross realized gain of $14,445 is reflected in earnings. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

During the year ended May 31, 1998, the Company sold
SECURITIES AVAILABLE-FOR-SALE for $4,363,649. The net gross realized gain of $104,819 is reflected in earnings. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(5)  Investment securities (continued)

The unrealized holding gains on investment securities
AVAILABLE-FOR-SALE during the years ended May 31, 1999 and 1998, and reported as a separate component of Stockholders' Equity, are as follows:

                                               1999           1998
Unrealized holding gains, net of losses        $ 136,115      $ 106,396

Deferred income tax on the net
  unrealized holding gains                       (51,687)       (40,402)

                                               $  84,428      $  65,994



(6)  Deferred income taxes

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. The deferred tax liability results from the recognition of unrealized gains or losses on securities for financial statements and the recognition of gains or losses when securities are sold for income tax purposes, the inclusion of deferred earnings on an annuity for financial statements and the recognition of the earnings when received for tax purposes and the equity method of accounting for the investment in subsidiary as explained under Garden Life Plan, Ltd. above. Under the equity method the Company's share of earnings of the subsidiary is reported for tax purposes only when distributions of earnings are received as dividends.

The deferred tax asset results from the use of the reserve method in accounting for uncollectible accounts receivable in the financial statements and the use of the direct write off method for income tax purpose, and the accrual of vacation and sick leave when earned for the financial statements and the recognition for income tax purposes when paid.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(7)  Property and equipment

Property and equipment consist of:

                                               1999           1998
Land                                           $    517,040   $    517,040
Buildings                                         1,262,530      1,262,530
Land improvements                                    94,710         94,710
Equipment and vehicles                              419,463        373,877

            Total cost                            2,293,743      2,248,157
Accumulated depreciation                            787,651        723,597

Net property and equipment                     $  1,506,092   $  1,524,560


Aggregate depreciation charged to operations are as follows:

                                               1999           1998
Cost of sales and services                     $     61,232   $     64,001
Selling, general and administrative
 expenses                                             2,821          3,339

                                               $     64,053   $     67,340



(8)     Funeral service deposits

Included in accounts payable is $33,066 of deposits made by eleven individuals that the Company has been collecting from since 1969 for future services or purchase of merchandise. The payable of $33,066, including interest of $25,041 accrued to May 31, 1999, approximates fair value.

In an agreement with the Professional and Vocational
Licensing Division of the State of Hawaii, Department of Commerce and Consumer Affairs (DCCA), the Company consented to a plan to either convert these funeral service deposits to a Garden Life Plan, Ltd.'s (GLP) pre-need funeral plan identical to the services and/or merchandise that the depositor originally contracted for or refund the deposit plus interest. The agreement with the DCCA provides that the Company will provide the funds for any difference between the cost of a comparable GLP pre-need plan and the amount deposited with the Company.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(8)  Funeral service deposits (continued)

As of May 31, 1999 twenty-seven plans have been converted to GLP pre-need plans. The difference between the cost of plans converted and the amount of the available deposit is reflected as a charge to operations. Eleven plans remain to be converted. No provision has been made for the cost of conversion of the remaining eleven plans because of the uncertainty of whether the holders of the deposits will elect to convert to a GLP pre-need plan or elect to receive a refund.


(9)  Accrued liabilities

Accrued liabilities consist of the following:

                                               1999           1998
Bonus accrued                                  $   21,250     $     7,000
Payroll and general excise taxes                   16,946          25,876
Profit sharing and money-purchase
 plan contributions (Note 12)                      66,816          66,560
Vacation and sick leave                            26,704          36,048

            Total accrued liabilities          $  131,716     $   135,484


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(10)  Income taxes

The provisions for income taxes (benefits) consist of the following:

                                               1999           1998
Current:
  Federal                                      $   65,195     $ (60,760)
  State                                            16,725       (14,907)

                                                   81,920       (75,667)

Deferred:
  Federal                                           8,107        99,715
  State                                             1,527        14,733

                                                    9,634       114,448

    Total                                      $   91,554     $  38,781


A reconciliation of income taxes at the United States statutory rate, as a percentage of pretax income, to the effective tax rate is as follows:

                                               1999           1998
Federal income tax statutory rate              34.0%          34.0%

State income tax, net of tax benefit            8.7           (7.7)

Others, net                                      .6            3.2

Effective tax rate                             43.3%          29.5%


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(11)  Reacquired shares

CAPITAL CONTRIBUTED has been reduced for shares reacquired after June 30, 1987. Purchases of 70,272 and 32,447 reacquired shares in 1999 and 1998, respectively, exceeded the balance of additional paid-in capital and a charge of $282,352 and $123,800 for 1999 and 1998, respectively, were made to RETAINED EARNINGS for the excess of reacquired shares in excess of their par value.

The 223,785 shares reflected as TREASURY STOCK as of May 31, 1999 reflects the shares acquired before July 1, 1987.


(12)  Retirement plans

The Company provides benefits to substantially all full-time employees with a defined contribution profit sharing plan and a money-purchase pension plan. Both plans are non-contributory plans.

The money-purchase pension plan was adopted on June
1, 1990 and provides benefits to employees after one year of service and upon completion of 1,000 hours of service each year. The required contribution under this plan is five-percent of compensation of all employees who qualify.

Contribution to the defined contribution profit sharing plan is discretionary up to a maximum of fifteen-percent of compensation of eligible employees after one year of service and upon completion
1,000 hours of service each year.

Amounts charged against income for the retirement benefit plans are as follows:

                                               1999           1998
Profit sharing                                 $ 40,000       $ 40,000
Money-purchase                                   26,820         26,560

                                               $ 66,820       $ 66,560


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(13)  Lease

The Company leases a portion of the land on which the mortuary is situated from the Herman S. Hosoi
Trust and the Hosoi-Tamori-Shimonishi Trust (Trusts) which respectively owns a 13% and 12% interest in the land. As a group, members of the Hosoi family own approximately 28.14% of the outstanding shares of the Company. The lease, which expired on May 31, 1999, is being negotiated. An extension of the lease, to September 30, 1999, was granted at $23,000, plus general excise tax, per month. The Company is responsible for the payment of real property taxes on the share of the property owned by the Trusts.
Total rental expense was $345,636 and $356,469 in 1999 and 1998, respectively.

On April 24, 1992, the Company entered into an operating lease for a hearse.

The term of the lease is 60 months which expired on August 21, 1997. The noncancellable operating lease required monthly payments of $1,151. The lease agreement also required that the Company pays all costs of operating the vehicle. Lease rent expense was $2,302 for 1998.


(14)  Other income

Other income consists of the following:

                                               1999           1998
Interest                                       $   94,536     $ 104,092
Capital gains and dividends                        16,902        17,589
Net gains from sale of securities                  14,445       104,819
Parking                                            33,684        32,004
Others                                             11,876        20,377
Partnership income                                  7,345          -

  Total other income                           $  178,788     $ 278,881


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(15)  Cash flow supplementary disclosure

Cash payments for interest and income taxes were as follows:

                                               1999           1998
Interest                                       $    1,643     $       -

Income taxes (refund)                          $  (39,073)    $    205,629



(16) Concentrations of credit risk of financial instruments

The Company's cash and cash equivalents are deposited with five local financial institutions. For the year ended May 31, 1999, the Company had deposits in a financial institution in excess of the deposit insurance of $100,000. At May 31, 1999 and 1998, the
Company's uninsured cash balances were $623,402
$184,051, respectively.

The Company performs funeral services for deaths occurring principally on the island of Oahu located in the State of Hawaii. In the normal course of business the Company extends unsecured credit to its customers.


(17)  Year 2000 compliance

The Year 2000 Issue arises because most computer software programs allocate only two digits to the data field for year on the assumption that the first two digits will be 19. Such programs, absent reprogramming, will thus interpret the year 2000 as the year 1900 and 2001 as 1901 and so on. The Year
2000 Issue affects both computer hardware (i.e. the embedded logic computer chips) and computer software and could impact both the ability to enter data into computer programs and the ability of such programs to process data correctly.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(17)  Year 2000 compliance (continued)

The Company's operations, like those of many business entities, including infrastructure providers, vendors and others whose performance can affect the operations of the Company, may be impacted by the YEAR 2000 ISSUE with microprocessors and programs.
Unless such microprocessors or programs are modified or replaced, they may not function properly after December 31, 1999, causing system failure or miscalculations.

Based on recent assessments, the Company has determined that it will be required to modify or replace significant portions of its software and hardware so that these systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications or replacement of existing software and certain hardware, the YEAR 2000 ISSUE can be mitigated.
However, if such modifications and replacements are not made, or are not completed timely, the YEAR 2000
Issue could have a material impact on the operations of the Company.

The Company has identified the system in the matrix below as mission-critical which may be affected by the YEAR 2000 ISSUE. This system was subject to the following four stages of work: awareness, assessment, remediation and validation/testing.

The following matrix summarizes the Company's Year
2000 remediation work for its mission-critical system. The remediation is either COMPLETE, IN
PROGRESS or YET TO BE ADDRESSED.



System            Awareness     Assessment     Remediation     Validation/
Description                                                    Testing
General Office    Complete      Complete       In Progress     In Progress
Desktop Systems
(Windows based
spreadsheet and
word processing)


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(17)  Year 2000 compliance (continued)

The Company has solicited information from vendors and others, whose Year 2000 compliance could affect the Company, regarding the status of assessment, testing and remediation of their computer applications. The Company, is continuing its efforts to determine the status of Year 2000 compliance of entities whose systems could impact the operations of the Company. In general, those who have responded to the Company have indicated that they too are working on the YEAR 2000 ISSUE. There can be no guarantee, however, that all such persons or others who have not been identified or solicited or who has responded, as the case may be, but on whose operations the Company directly or indirectly depends, will be in compliance in a timely manner.
Any failure by some or all of these persons to be in compliance could adversely affect the operations of the Company.

The Company will utilize both internal and external resources to reprogram, replace, test and implement software and equipment for Year 2000 modifications.

The Company has spent approximately $3,500 to replace general office desktop systems. At the present time, the Company believes that the amount of money needed to complete the Year 2000 remediation will not be material and is estimated not to exceed
$25,000.

The Company does not have any substantial contingency plans because it believes that its remediation efforts will be successful. The Company has, however, identified specific procedures required to keep its operations functioning in the event of delays or machine failures.

Because of the unprecedented nature of the YEAR 2000
ISSUE, its effects and the success of remediation efforts will not be fully determinable until the Year
2000 and thereafter. There is no assurance that the Company will be Year 2000 ready, that the Company's remediation efforts will be successful in whole or in part, or that parties with whom the Company does business will be Year 2000 compliant.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(17)  Year 2000 compliance (continued)

If the steps taken by the Company and its third parties are not successful, the Company could experience operational difficulties. In addition, the preceding information, including the nature, timing, extent and costs of the Company's remediation efforts are subject to change, and such changes could be material.


(18)  Prior period adjustments and restatement

Subsequent to the issuance of the Company's 1998 financial statements, the Company's 50% owned subsidiary, Garden Life Plan, Ltd. (GLP), determined that its financial statements required restatement as a result of misstatements of the following:

1. Deferred income taxes - GLP's management determined that the amount of deferred income taxes provided in fiscal 1996 related to the Trust's recording of its investment assets at fair value (instead of cost) was inaccurate.
    As a result GLP's retained earnings as of June 1, 1997 has been restated from the amount previously reported to correct the deferred tax liability as of that date. The effect of GLP's restatement on the Company was an increase in its investment in Garden Life Plan by $407,500, an increase in its deferred income tax liability by $32,567, and an increase in its retained earnings by $374,933.

2. Unrealized gains and losses of the Trust's available-for-sale securities - GLP's management determined that unrealized gains or losses on the Trust's available-for-sale securities should have been reported as a separate component of stockholders' equity and not as trust fund income on its Statement of Income. As a result, GLP's retained earnings as of June 1, 1997 has been restated from the amount previously reported to correct the unrealized gain on investments as of that date. The effects of the restatement on the Company's financial statements was a decrease in its investment in GLP by $197,510, a decrease in deferred income taxes by $15,785, and a decrease in retained earnings by $181,725.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1999 and 1998



(18)  Prior period adjustments and restatement
      (continued)

The following summarizes the effects of the above restatements on the Company's 1998 financial statements:


                                               As Previously
                                               Reported       As Restated
At May 31:
   Investment in Garden Life
    Plan, Ltd.                                 $  1,603,868   $ 1,649,722
   Deferred income taxes (liability)                168,583       172,248
   Retained earnings                              5,919,146     5,961,335

For the year ended May 31:
   Equity in earnings of Garden Life
    Plan, Ltd., net of deferred taxes               759,190       608,171
